Exhibit 11.1


                               WIRELESS TELECOM GROUP, INC.
                             COMPUTATION OF PER SHARE EARNINGS
                                       (UNAUDITED)

                                            For the Three Months      For the Nine Months
                                             Ended September 30,       Ended September 30,
                                          ------------------------  ------------------------
                                             2005         2004         2005         2004
                                          -----------  -----------  -----------  -----------
Net Income                                $   623,959  $   784,563  $ 2,753,430  $ 1,619,347
                                          ===========  ===========  ===========  ===========

BASIC EARNINGS:

Weighted average number of common shares
     outstanding                           25,566,743   17,223,801   20,201,701   17,128,399
                                          ===========  ===========  ===========  ===========

Basic earnings per common share           $      0.02  $      0.05  $      0.14  $      0.09
                                          ===========  ===========  ===========  ===========

DILUTED EARNINGS:

Weighted average number of common shares
     outstanding                           25,566,743   17,223,801   20,201,701   17,128,399
Assumed exercise of stock options             191,346      178,258      165,235      408,734
                                          -----------  -----------  -----------  -----------

Weighted average number of common shares
     outstanding, as adjusted              25,758,089   17,402,059   20,366,936   17,537,133
                                          ===========  ===========  ===========  ===========

Diluted earnings per common share         $      0.02  $      0.05  $      0.14  $      0.09
                                          ===========  ===========  ===========  ===========